UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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AKSYS, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AKSYS, LTD.
Two Marriott Drive
Lincolnshire, Illinois 60069
(847) 229-2020

April 5, 2005

Dear Aksys stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Aksys, Ltd. The meeting will be held on Thursday, May 19, 2005, at 2:00 p.m. local time, at the Marriott Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting. At the conclusion of the formal part of the meeting, we will report on current industry conditions and recent developments at Aksys. Members of the Board of Directors, our senior management team, and our independent audit firm will be present to discuss the affairs of Aksys and to answer questions.

Also enclosed is our Annual Report for the year ended December 31, 2004, and the proxy card for our 2005 Annual Meeting. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please vote the enclosed proxy to ensure your shares will be represented.

On behalf of the Board of Directors and management of Aksys, I would like to thank you for your continuing support and I look forward to seeing you on May 19.

Sincerely,

William C. Dow
President and Chief Executive Officer

AKSYS, LTD.
Two Marriott Drive
Lincolnshire, Illinois 60069
(847) 229-2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 19, 2005

The Annual Meeting of Stockholders of Aksys, Ltd., a Delaware corporation (the “Company”), will be held on Thursday May 19, 2005, at 2:00 p.m. local time (the “Annual Meeting”), at the Marriott Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois, for the purpose of:

(1)   Electing two Class III Directors to serve until the annual meeting of stockholders in 2008 or until their successors are duly elected and qualified or until their earlier removal or resignation;

(2)   Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 21, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

William C. Dow
President and Chief Executive Officer

April 5, 2005

Your vote is important. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please promptly vote the enclosed proxy.

AKSYS, LTD.
Two Marriott Drive
Lincolnshire, Illinois 60069
(847) 229-2020

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2005

This Proxy Statement contains information related to the annual meeting of stockholders of Aksys, Ltd., a Delaware corporation (the “Company”), that will be held on Thursday May 19, 2005 at 2:00 p.m. local time, at the Marriott Lincolnshire Resort (the “Annual Meeting”). The enclosed proxy is solicited by the Company’s Board of Directors. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about, April 5, 2005.

All outstanding shares of the Company’s common stock (the “Common Stock”) represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed on the accompanying proxy card on each matter to be submitted to stockholders. If no instructions are given, the shares will be voted for the election of the nominees to the Board of Directors of the Company indicated below. Unless you hold your shares in “street name” through a broker, returning a completed proxy card will not prevent you from voting in person at the Annual Meeting should you be present and desire to vote. If you hold your shares in “street name” through a broker, you may be able to vote using the Internet or telephone. Please see the enclosed proxy card for specific instructions on the various methods of voting

A proxy may be revoked at any time prior to its exercise either by giving written notice of revocation to the Company or by submission of a later-dated proxy. If your shares are held in “street name” through a broker, you must contact your broker to revoke your proxy.

Stockholders of record of the Common Stock at the close of business on March 21, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on March 21, the Company had 29,901,275 issued and outstanding shares of Common Stock. A list of our stockholders will be available for examination by stockholders of the Company, for any purpose germane to the Annual Meeting, at our headquarters for a period of ten days prior to the meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. At the Annual Meeting, an inspector of elections will determine the presence of a quorum and tabulate the voting results. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with Delaware law, properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”) will be considered present for the purposes of determining whether a quorum is in attendance at the Annual Meeting.

Directors are elected by a plurality vote, and as a result the two director nominees who receive the most votes will be elected. Stockholders have no right to cumulative voting as to any matter to be voted on at the Annual Meeting, including the election of directors. A properly executed proxy marked “WITHHOLD,” a “broker non-vote” or an abstention will not be calculated in computing a plurality and thus will have no effect on the results of the election of the director nominees listed below.

Any  matter properly brought before the Annual Meeting requires the favorable vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual

Meeting, unless a different vote is required by law or the Company’s charter. Abstentions are treated as present and entitled to vote under Delaware law and therefore have the effect of a vote against any such proposals.

ELECTION OF DIRECTORS
(Proposal No. 1 on Proxy Card)

The Board of Directors presently consists of five directors divided into three classes, with each class serving a three-year term. The stockholders elect approximately one-third of the Board of Directors each year.

The Board of Directors has nominated and recommends the election of each of the directors named below to serve a three-year term as a Class III Director or until his successor is elected and qualified or until his earlier removal or resignation. If the nominee becomes unavailable to serve for any reason or should a vacancy occur before the Annual Meeting (which events are not anticipated), the Board may substitute another person as a nominee or may increase or decrease the number of nominees to such extent as it shall deem advisable. In that case, the person named as proxy will vote for any substitute nominee designated by the Board.

Effective January 1, 2003, the non-employee board members receive $1,000 for each Board meeting they attend in person, or $500 for each Board meeting they attend telephonically. Effective January 1, 2005 attendance at a committee meeting, other than committee meetings held on a regularly scheduled Board meeting day, will be compensated at $500 per meeting. The fee applies to both in person and telephonic committee meetings. The directors of the Company are also reimbursed for reasonable travel expenses incurred in attending Board and Board committee meetings. On the later of June 30 of each year or the day next following each annual meeting of stockholders of the Company, each non-employee director will receive an automatic option to purchase 8,000 shares of Common Stock. These options will vest and become exercisable in four equal installments on the first day of each calendar quarter that the director serves on the Board of Directors after the date of grant. Unless earlier terminated, forfeited, or surrendered pursuant to the plan, each option granted to non-employee directors will expire on the tenth anniversary date of the grant. In addition, a newly elected non-employee director will also receive, upon his or her election to the Board, an option to purchase 5,000 shares of Common Stock under our 1996 Stock Awards Plan.

On July 15, 2004, each non-employee director received an option to purchase 8,000 shares of Common Stock, at a strike price of $5.50 and having the terms described above.

Election of Directors
For Term Expiring at 2008 Annual Meeting
Class III

Alan R. Meyer, 52	Director since October 2001

Alan R. Meyer has been Chief Executive Officer, Founder and member of the board of directors of Ocularis Pharma, Inc., a specialty pharmaceutical company, since March 2002. Also since March 2002, Mr. Meyer has been President of Salt Creek Associates, Inc., a management consulting firm. From November 2000 through February 2002, Mr. Meyer was an independent business consultant. From December 1992 through October 2000, Mr. Meyer was the Executive Vice President, Chief Financial Officer and a member of the Board of Directors of PathoGenesis Corporation, a pharmaceutical company. From 1989 through 1992, Mr. Meyer was a partner of The Kensington Group, a provider of management services to healthcare companies. He was the Chief Financial Officer of Memtec North America Corporation, an industrial filtration company, from 1987 through 1988. He held various management positions in corporate finance and corporate development at Baxter Healthcare Corporation from 1981 though 1987. From 1977 through 1980, Mr. Meyer was a management consultant at Arthur Andersen & Co.

Bernard R. Tresnowski, 72	Director since April 1996

Bernard R. Tresnowski served from December 1981 until his retirement in December 1994 as the President and Chief Executive Officer of the Blue Cross and Blue Shield Association, the national coordinating body for all Blue Cross and Blue Shield Plans. He has also held various other leadership positions in the healthcare industry, including President of the International Federation of Health Service Funds, Member of the Jackson Hole Group, Principal of the Dunlop Group of Six, Member of the Secretary of Health and Human Services Private/Public Sector Advisory Committee on Catastrophic Illness, Co-Chairman of the Secretary of Health and Human Services Work Group on Electronic Data Interchange and Member of the American Medical Association National Health Policy Steering Committee. Mr. Tresnowski is a director of Alexian Brothers Medical Center, the Medic Alert Foundation and Cancer Treatment Centers of America.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the director nominees.

Continuing Directors
For Term Expiring at 2006 Annual Meeting
Class I

Richard B. Egen, 66	Director since November 1997

Richard B. Egen has been Chairman of the Board of Directors since May 1999. From January 1997 to July 2001, Mr. Egen served as President and Chief Executive Officer of NephRx Corporation, a biotechnology company that is developing technology for kidney growth factors. From January through December 1996, Mr. Egen was an independent business consultant. From 1989 to 1995, Mr. Egen was President and Chief Executive Officer of Clintec International, a joint venture owned by Baxter International Inc. and Nestlé S.A. Clintec International was engaged in the development of clinical nutrition products. Prior to working at Clintec International, Mr. Egen held various senior management positions during his fifteen-year career with Baxter International Inc. Mr. Egen serves as a director of Optical Sensors Incorporated.

Lawrence D. Damron, 58	Director since August 2004

Lawrence D. Damron was appointed Senior Vice President and Chief Financial Officer in May 2002, and became a member of the board of directors in August 2004. Effective March 17, 2005 Mr. Damron resigned his position as Chief Financial Officer and effective May 1, 2005 he will resign from his position as Senior Vice President. Mr. Damron will continue to serve as a member of the board of directors and will provide consulting services to us for a 12-month period commencing May 2005. Mr. Damron has over 25 years of experience in the healthcare sector. From June 1999 to December 2000, he served as the Chief Financial Officer for Everest Healthcare Services Corporation, a provider of dialysis and other blood treatment services. From July 1997 until June 1999, he was Senior Vice President, Finance and Treasurer at Evanston Northwestern Healthcare. From 1985 to 1997 Mr. Damron was with Baxter International in a number of key management positions, including Corporate Treasurer from 1992 until 1997. From 1980 until 1985, he was with American Hospital Supply in a variety of financial positions. Mr. Damron received his Bachelor of Arts degree in economics from the University of Cincinnati and his Masters of Arts degree in international relations from the University of Southern California. He received his Masters of Business

Administration from Harvard University, and is a Certified Public Accountant. Mr. Damron served as a Lieutenant in the U.S. Navy. He serves on the board of directors of Bio-Logic Systems Corporation and Trinity Health.

Continuing Directors
For Term Expiring at 2007 Annual Meeting
Class II

William C. Dow, 58	Director since September 1999

William C. Dow was appointed President and Chief Executive Officer and a director of the Company in September 1999. From August 1997 until joining the Company in September 1999, he served as President and Chief Executive Officer of PLC Systems Inc., a manufacturer of lasers used in cardiac surgery. From 1993 to 1997, he served as President and Chief Executive Officer of Deknatel Snowden Pencer Worldwide, Inc., a $100 million medical device manufacturer that became a manufacturing and marketing subsidiary of Genzyme Corporation in 1996. Mr. Dow has over 25 years of experience in the medical device and service industry having held various positions in sales, marketing, distribution and general management with Griffith Micro Science, Kendall, Terumo and American Hospital Supply. Mr. Dow is a graduate of the United States Naval Academy with a Bachelor of Science in Engineering and served as both a pilot and a Supply Corps officer in the U.S. Navy.

With the exceptions of Mr. Dow (the President and Chief Executive Officer), and Mr. Damron (a Senior Vice President and former Chief Financial Officer), the Board has determined that each of its members meets the independence requirements of the Nasdaq Stock Market. Stockholders who wish to communicate with the Board, a Board Committee or an individual Director or Directors may do so by sending correspondence addressed to the Board of Directors, a Board Committee or such individual Director or Directors, c/o Corporate Secretary, Aksys, Ltd., Two Marriott Drive, Lincolnshire, IL 60069

Committees and Directors’ Meetings

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.

Audit Committee.   The Audit Committee’s functions, among others, are to appoint the Company’s independent auditor and set the compensation and oversee the work performed by the independent auditor; consider the adequacy of the Company’s internal controls and review any proposed corrective actions; review and monitor the Company’s compliance with legal and regulatory requirements; and discuss with management and the independent auditors the Company’s annual and quarterly financial statements and key accounting and/or reporting matters. The Audit Committee currently consists of Messrs. Egen, Meyer and Tresnowski, with Mr. Meyer serving as chairman of the committee and as “audit committee financial expert” as defined under SEC rules promulgated under the Sarbanes-Oxley Act of 2002. All current members of the Audit Committee are independent within the meaning of the regulations adopted by the SEC under the Sarbanes-Oxley Act of 2002 and the requirements of the Nasdaq Stock Market regarding audit committee membership. A copy of the Audit Committee’s charter is available on our website at www.aksys.com.

Compensation Committee.   The Compensation Committee is responsible for, among other things, approving overall compensation policy; determining and approving the compensation of the chief executive officer and other senior officers; approving appointments and promotions of senior officers and key employees; and administering the Company’s stock-based, profit-sharing and incentive compensation plans, and grants of awards thereunder. The Compensation Committee currently consists of Messrs. Egen, Meyer and Tresnowski, with Mr. Egen serving as chairman of the committee. All current members of the Compensation Committee are independent within the meaning of the requirements of the Nasdaq Stock Market regarding Compensation Committee membership. A copy of the Compensation Committee’s charter is available on our website at www.aksys.com.

Nominating Committee.   The Nominating Committee is responsible for, among other things, establishing criteria for board membership; considering, recommending and recruiting candidates to fill new positions on the board; reviewing candidates recommended by stockholders; and recommending the director nominees for approval by the board and the stockholders. The Nominating Committee currently consists of Messrs. Egen, Meyer, and Tresnowski, with Mr. Tresnowski serving as chairman of the committee. All current members of the Nominating Committee are independent with the meaning of the requirements of the Nasdaq Stock Market regarding Nominating Committee membership. A copy of the Nominating Committee’s charter is available on our website at www.aksys.com. The Nominating Committee does not have a written policy regarding stockholder nominations for director candidates. The committee will, however, consider candidates for director nominees put forward by stockholders. See “Stockholder Proposals and Nominations” for information on how stockholders may submit nominees for the Company’s Board of Directors.

Board and Committee Meetings.   The Board of Directors held 11 meetings during 2004. The Compensation Committee held 7 meetings, the Audit Committee held 6 meetings and the Nominating Committee, which was formed February 8, 2004, held 4 meetings in 2004. Each of the directors attended at least 75% of the meetings of the Board and the committees on which they served.

Policies on Business Ethics

All of our employees, including the Chief Executive Officer and Chief Financial Officer, as well as our Directors, are required to comply with the Company’s Code of Ethics to ensure that our business is conducted in a consistently legal and ethical manner. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Aksys currently has these procedures in place, which are set forth in the Code of Ethics. The full text of the Aksys Code of Ethics is posted on our web site, at www.aksys.com, under the “Corporate Information—Corporate Governance” captions. We will disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for our Chief Executive Officer and Chief Financial Officer, if any, on its web site within five business days following the date of the amendment or waiver, or such earlier period of time that the SEC may require.

VOTING ARRANGEMENT ENTERED INTO IN CONNECTION
WITH SETTLEMENT OF THE DURUS MATTER

In August 2003, we commenced litigation against Durus Life Sciences Master Fund Ltd., Artal Long Biotech Portfolio LLC and other defendants formerly affiliated with the Master Fund and Artal in connection with their acquisition of approximately 73% of our Common Stock. Among other things, our lawsuit sought injunctive relief and damages arising from the defendants’ alleged violation of federal securities laws and a contract we entered into with certain of the defendants in April 2003. In February 2004 we reached a negotiated settlement of this litigation with all of the defendants. As part of the settlement, the Master Fund and Artal agreed to execute irrevocable proxies directing that the shares of our Common Stock that they own be voted in proportion to the votes cast by all other holders of our Common Stock  (other than the defendants) in all stockholder votes after the 2004 Annual Meeting. The authority granted by the proxies continues until the defendants’ aggregate ownership of our Common Stock decreases below 15%, provided that once the defendants’ aggregate ownership of our Common Stock decreases below 50% of the outstanding Common Stock, the authority granted by the proxies will apply only to those shares of Common Stock owned by the defendants in the aggregate in excess of 14.99% of our outstanding Common Stock. Based on information contained in Schedule 13D filed by the Master Fund with the SEC, we believe the Master Fund owns 21,498,118 shares of our common stock (which includes 281,454 shares issuable upon exercise of immediately exercisable warrants), representing approximately 72% of the outstanding shares of our Common Stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Except as otherwise noted, the following table sets forth certain information as of March 21, 2005, as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by (1) each of the directors of the Company, (2) each of the Named Executive Officers (as defined below) in the Summary Compensation Table and (3) all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock referenced in the following table (including those shares of Common Stock which were issuable pursuant to the exercise of options which vest within 60 days of March 21, 2005) has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). Except as indicated below, the address for each such person is c/o Aksys, Ltd., Two Marriott Drive, Lincolnshire, Illinois, 60069.

Name of Beneficial Owner	Beneficially Owned	Percentage Owned(1)
Durus Life Sciences Master Fund Ltd.(2)	21,498,118	71.2%
William C. Dow(3)	597,009	2.0%
Lawrence D. Damron(4)	209,534	*
Richard P. Goldhaber(5)	110,125	*
Lawrence A. Rohrer(6)	31,250	*
Thomas F. Scully(7)	50,274	*
Richard B. Egen(8)	91,500	*
Alan R. Meyer(9)	43,992	*
Bernard R. Tresnowski(10)	59,250	*
All directors and executive officers as a group (8 persons)	1,192,934	3.8%

*                    Less than one percent of the issued and outstanding shares of Common Stock of the Company.

(1)          Based upon the number of shares of Common Stock outstanding and entitled to be voted at the Annual Meeting as of the Record Date.

(2)          As reported on a Schedule 13D filed with the Securities and Exchange Commission on November 19, 2004, by Durus Life Sciences Master Fund Ltd. Includes 281,454 shares of Common Stock subject to immediately exercisable outstanding warrants. The business address of the Master Fund is c/o International Fund Services (Ireland) Ltd., 3rd Floor, Bishops Square, Redmonds Hill, Dublin 2, Ireland. See “Voting Arrangement Entered Into In Connection With Settlement of the Durus Matter” for information with respect to how these shares will be voted.

(3)          Includes 578,667 shares of Common Stock subject to options presently exercisable or exercisable within 60 days.

(4)          Includes 198,145 shares of Common Stock subject to options presently exercisable or exercisable within 60 days.

(5)          Includes 108,875 shares of Common Stock subject to options presently exercisable or exercisable within 60 days.

(6)          Includes 31,250 shares of Common Stock subject to options presently exercisable or exercisable within 60 days.

(7)          Includes 45,875 shares of Common Stock subject to options presently exercisable or exercisable within 60 days.

(8)          Includes 84,500 shares of Common Stock subject to options presently exercisable or exercisable within 60 days.

(9)          Includes 43,250 shares of Common Stock subject to options presently exercisable or exercisable within 60 days.

(10)   Includes 58,250 shares of Common Stock subject to options presently exercisable or exercisable within 60 days.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below provides information relating to compensation for the Chief Executive Officer and the other highest paid executive officers of the Company earning $100,000 or more (collectively, the “Named Executive Officers”) during fiscal 2004. The amounts shown include compensation for services in all capacities that were provided to the Company.

					Long-Term Compensation Awards
		Annual Compensation			Securities
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Underlying Options (#)	All Other Compensation ($)
William C. Dow	2004	$345,000	$129,375	–0–	300,000	–0–
President and Chief	2003	$335,000	$167,500	–0–	40,000	–0–
Executive Officer	2002	$310,000	$99,675	–0–	–0–	–0–
Lawrence D. Damron(1)	2004	$258,300	$58,118	–0–	10,000	–0–
Sr. Vice President	2003	$248,000	$71,136	–0–	7,500	–0–
	2002	$160,000	$36,000	–0–	170,000	–0–
Richard P. Goldhaber	2004	$229,385	$37,861	–0–	10,000	–0–
Sr. Vice President	2003	$233,750	$65,031	–0–	7,500	–0–
Special Projects	2002	$224,400	$87,231	–0–	10,000	–0–
Lawrence A. Rohrer(2)	2004	$217,350	$32,603	–0–	20,000	–0–
Sr. Vice President Global	2003	$125,682	$34,776	–0–	35,000	–0–
Sales and General Manager,	2002	–0–	–0–	–0–	–0–	–0–
International
Thomas F. Scully	2004	$207,000	$32,292	–0–	5,000	–0–
Sr. Vice President	2003	$198,392	$53,419	–0–	7,500	–0–
Manufacturing and Operations	2002	$190,000	$74,700	–0–	45,000	–0–

(1)   Compensation information for fiscal 2002 only includes compensation earned after Mr. Damron joined the Company in May 2002.

(2)   Compensation information for fiscal 2003 only includes compensation earned after Mr. Rohrer joined the Company in May 2003.

Stock Option Grants

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

Option Grants In Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal 2004	Exercise Price (Per Share)(1)	Expiration Date(2)	Grant Date Value(3)
William C. Dow	200,000	29.3%	$7.20	03/10/14	$829,122
William C. Dow	100,000	14.6	6.01	06/23/14	346,043
Lawrence D. Damron	10,000	1.5	7.20	03/10/14	41,456
Richard P. Goldhaber	10,000	1.5	7.20	03/10/14	41,456
Lawrence A. Rohrer	5,000	0.7	7.20	03/10/14	20,728
Lawrence A. Rohrer	15,000	2.2	5.07	05/05/14	43,788
Thomas F. Scully	5,000	0.7	7.20	03/10/14	20,728

(1)          Options were granted at an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq Stock Market on the grant date.

(2)          Options granted to the Named Executive Officers are subject to vesting and, accordingly, may terminate before the dates indicated. Options generally vest over a four-year period.

(3)          The estimated present value at grant date of options granted during fiscal 2004 has been calculated using the Black-Scholes options pricing model, based upon the following assumptions: estimated time until exercise of five years; an average risk-free interest rate of 2.28%; a volatility rate of 97%; and an expected dividend yield of 0%. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Stock Option Holdings

The following table sets forth information with respect to the Named Executive Officers concerning stock options held as of December 31, 2004.

Aggregated Fiscal Year-End Option Values

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End(1) Exercisable/ Unexercisable
William C. Dow	—	—	501,500/310,500	$111,150/$–0–
Lawrence D. Damron	—	—	116,070/71,430	$–0–/$–0–
Richard P. Goldhaber	—	—	100,750/13,750	$1,480/$–0–
Lawrence A. Rohrer	—	—	17,500/37,500	$1,838/$–0–
Thomas F. Scully	—	—	30,250/28,750	$19,310/$18,200

(1)          Options are considered “in the money” if the fair market value of the underlying securities exceeds the exercise price of the options. The year-end values represent the difference between the fair market value of the Common Stock subject to the options (the stock’s closing price as reported on the Nasdaq National Market was $5.56 on December 31, 2004), and the exercise price of the options. As of December 31, 2004, (a) Mr. Dow had options to purchase 450,000 shares at $5.31 per share, 22,000 shares at $16.75 per share, 40,000 at $5.61 per share, 200,000 at $7.20 per share, and 100,000 shares at $6.01 per share; (b) Mr. Damron had options to purchase 170,000 shares at $6.62 per share, 7,500 shares at $6.10 per share, and 10,000 shares at $7.20 per share; (c) Mr. Goldhaber had options to purchase 85,000 shares at $8.62 per share, 2,000 shares at $4.82 per share, 10,000 at $6.32 per share, 7,500 at $6.10 per share, and 10,000 shares at $7.20 per share; (d) Mr. Rohrer had options to purchase 5,000 shares at $8.69 per share, 30,000 shares at $8.69 per share, 5,000 shares at $7.20 per share, and 15,000 shares at $5.07 per share; (e) Mr. Scully had options to purchase 1,500 shares at $4.82, 40,000 at $4.65, 5,000 at $6.32, 7,500 at $6.10, and 5,000 shares at $7.20 per share.

Severance Agreements

The Company has entered into severance, confidentiality and non-competition arrangements with certain of its executive officers.

Mr. Dow’s agreement provides for a non-competition period of two years following his resignation or termination by the Company for cause or for one year following termination by the Company without cause or due to disability. Severance payments are provided for in the event of termination without cause or due to a disability. Such severance payments equal Mr. Dow’s aggregate base salary for the twelve months before termination. Customary ownership of intellectual property and confidentiality provisions are also contained in this agreement.

Mr. Damron’s agreement provides for a non-competition period of one year following the date of the termination of his employment with the Company May 1, 2005. On March 7, 2005, the Company entered into a one-year consulting arrangement, commencing May 1, 2005, with Mr. Damron. Pursuant to the consulting arrangement, Mr. Damron will receive a lump sum payment of $55,000 and options to purchase 60,000 shares of Aksys common stock. Customary ownership of intellectual property and confidentiality provisions are also contained in this agreement.

Mr. Goldhaber’s agreement provides for a non-competition period of one year following the date of the termination of his employment. Severance payments are provided for in the event of termination without cause or due to a disability. Such severance payments equal Mr. Goldhaber’s aggregate base salary for the six months before termination. Customary ownership of intellectual property and confidentiality provisions are also contained in this agreement.

Mr. Rohrer’s agreement provides for a non-competition period of one year following the date of the termination of his employment. Severance payments are provided for in the event of termination without cause or due to a disability. Such severance payments equal Mr. Rohrer’s aggregate base salary for the six months before termination. Customary ownership of intellectual property and confidentiality provisions are also contained in this agreement.

Mr. Scully’s agreement provides for a non-competition period of two years following his resignation or termination by the Company for cause or for one year following termination by the Company without cause or due to disability. Severance payments are provided for in the event of termination without cause or due to a disability. Such severance payments equal Mr. Scully’s aggregate base salary for the six months before termination. Customary ownership of intellectual property and confidentiality provisions are also contained in this agreement.

Equity Compensation Plan Information

The following table sets forth information about the Company’s Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2004, including the 1993 Stock Option Plan, the 1996 Stock Awards Plan and the 2001 Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants or rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	2,051,181	$6.814	871,662
Equity compensation plans not approved by security holders	None	N/A	None
Total	2,051,181	$6.814	871,662

Certain Relationships and Related Transactions

None.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Compensation Committee Report on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent specifically incorporated. The material set forth below is a report submitted by the Compensation Committee regarding compensation policies and programs for executive officers for fiscal year 2004.

Compensation Philosophy and Executive Compensation Objectives

The management compensation program is designed to reward outstanding performance and results. The compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide fully competitive levels of compensation—at expected levels of performance—in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the executives and stockholders such that a significant portion of compensation is directly linked to maximizing stockholder value.

In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the short-term and long-term success of the Company. As such, the Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance. To accomplish these objectives, the Compensation Committee has structured the executive compensation program with three primary underlying components: base salary, annual incentives and long-term incentives in the form of stock options. The following sections describe these elements of compensation and discuss how each component relates to the overall compensation philosophy.

Base Salary Program

The base salary program is based on a philosophy of providing base pay levels that are competitive with other early commercialization stage companies in the medical device industry. The Company periodically reviews its executive pay levels to ensure consistency with similarly positioned companies in such industry.

Annual salary adjustments are based on several factors: the general level of market salary increases, individual performance and long-term value provided to the Company, competitive base salary levels and the Company’s overall results.

Annual Bonus

Annual bonuses are intended to (1) reward key employees based on Company and individual performance, (2) motivate key employees and (3) provide pay-for-performance cash compensation opportunities to participants. The criteria for bonus payments are based on the achievement of the specific development and Company milestones established by the Compensation Committee at the beginning of each fiscal year.

Long-Term Incentives

Long-term incentives are designed to focus the efforts of key employees on the long-term goals of the Company and to maximize total return to the stockholders of the Company. The Compensation Committee has relied solely on stock option awards to provide long-term incentive opportunities. Stock options align the interests of key employees and stockholders by providing value to the key employee through stock price appreciation only. Stock options issued to employees generally have a ten-year term before expiration and are fully exercisable within four years of the grant date.

Compensation of President and Chief Executive Officer

In setting Mr. Dow’s base salary and awarding his cash bonus for fiscal 2004, the Compensation Committee evaluated the same factors which it considers in establishing the salary levels and bonuses of the other executive officers of the Company. In addition, the Compensation Committee considered the status of Mr. Dow as the Company’s most senior officer and the important role he has in achieving overall corporate goals. In granting stock options to Mr. Dow, the Compensation Committee sets no fixed guidelines, but takes into consideration his total compensation package and competitive compensation data, the long-term nature of stock options, overall corporate financial performance, his role in attaining those results, and the number of options previously granted, although no particular weighting is assigned to any factor.

Mr. Dow was awarded a base salary of $351,900 for fiscal 2005. The base salary awarded to Mr. Dow was set at a competitive level with respect to comparable companies. Mr. Dow also earned a bonus of $129,375 in 2004 in connection with the Company’s achievement of milestones and was granted options to purchase 300,000 Shares of Common Stock.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows deductions to public companies for executive compensation in excess of $1 million to the chief executive officer and other named executive officers. The Company’s policy is to comply with the requirements of Section 162(m) and maintain deductibility for all executive compensation, except in circumstances where the Compensation Committee concludes on an informed basis, in good faith, and with the honest belief that it is in the best interest of the Company and the stockholders to take actions with regard to the payment of executive compensation which may not qualify for tax deductibility. In fiscal 2004, the Company was not subject to disallowance under Section 162(m).

Compensation Committee
Richard B. Egen
Alan R. Meyer
Bernard R. Tresnowski

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee is or has been an officer or employee of Aksys. None of the executive officers serves, or served in 2004, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or the Compensation Committee.

AUDIT COMMITTEE REPORT

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is comprised of three independent directors, as defined by the rules of the Nasdaq Stock Market and the Securities and Exchange Commission, and operates under a written charter approved by the Board of Directors on August 13, 2003. This charter may be viewed at the Company’s web site, www.aksys.com, under “Corporate Information,” then “Corporate Governance.”

Management is responsible for the Company’s internal controls and financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee all of these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm, KPMG LLP, to review and discuss the December 31, 2004 financial statements, including management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, prior to their issuance. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP matters relating to its independence.

Based upon the Audit Committee’s discussions with management and KPMG LLP, and the Audit Committee’s review of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and the representations of management and KPMG LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee
Richard B. Egen
Alan R. Meyer
Bernard R. Tresnowski

PERFORMANCE GRAPH

The following graph compares our cumulative total stockholder return since December 31, 1999 with the Nasdaq Total Return Index and an index of certain companies selected by the Company as comparative to the Company in that each is or recently has been a development stage manufacturer of medical devices. The graph assumes that the value of the investment in the Common Stock and each index was $100.00 on December 31, 1999, and assumes that all dividends paid were reinvested.

Comparison of Our Common Stock,
The Nasdaq Total Return Index and a Peer Group Index(1)

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Aksys, Ltd.	$100	$338	$95	$109	$181	$114
Nasdaq Total Return Index	$100	$61	$48	$33	$49	$53
Peer Group Index	$100	$112	$163	$121	$149	$223

(1)          The companies selected to form the Company’s industry peer group index are Cantel Medical, Cardiac Sciences, CTI Molecular, Immucor, Integra Lifesciences, Intuitive Surgical, Thoratec, Zoll Medical, and Biolase Technology. These companies are in medical technology with a capital equipment product line and have a market capitalization between $100 million and $1 billion.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of shares of the Common Stock with the SEC. Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports received by it, or written representations that no other reports were required, the Company believes that, from January 1, 2004 through December 31, 2004, its directors, executive officers and greater than 10% beneficial owners complied with the reporting requirements under Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of its Audit Committee, has selected KPMG LLP (“KPMG”) to review the books and accounts of the Company for the three fiscal quarters ending September 30, 2005. Representatives of KPMG are expected to be present at the Annual Meeting for the purpose of making a statement, should they so desire, and respond to stockholder questions.

The following table sets forth fees for professional services rendered by KPMG to us for the audit of our annual financial statement for the years ended December 31, 2004 and 2003, and fees for other services rendered by KPMG during those periods.

Fees	2004	2003
Audit fees	$397,955	$149,130
Audit-related fees	27,725	$125,710
Tax fees	48,349	$10,800
All other fees	—	—
Total	$474,029	$274,840

Audit Fees.   Annual audit fees relate to services rendered in connection with the audits of the consolidated financial statements, reviews of our quarterly reports on Form 10-Q and the audits of internal controls over financial reporting.

Audit-Related Fees.   Audit-related fees include fees for consultations concerning financial accounting and reporting matters, including review of registration statements filed with the SEC.

Tax fees.   Tax fees include fees for services rendered in connection with tax preparation and tax consultation services.

All other fees.   There were no other fees in 2004 or 2003.

Pre-Approval Policies

Under our pre-approval policies with respect to our independent registered public accounting firm, the Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm for such services. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals of stockholders intended to be eligible for inclusion in the Company’s proxy statement and proxy card relating to the 2006 annual meeting of stockholders must be received by the Company on or before the close of business on December 6, 2005. Such proposals should be submitted by certified mail, return receipt requested and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy card.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including stockholder nominations for directors and other proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s annual meeting in 2006, such a nomination or proposal must be received by the Company after February 18, 2006 but not later than March 20, 2006. If the date of the annual meeting is more than 30 days from the anniversary date of the immediately preceding annual meeting, notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice was mailed or public announcement of the date of the meeting was first made. In the case of a special meeting of stockholders at which directors are to be elected, notice of a stockholder nomination must be received by the Secretary of the Company no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. A nomination or other proposal will be disregarded if it does not comply with the above procedures and any additional requirements set forth in the Bylaws. Please note these requirements relate only to the matters that you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in the Company’s proxy statement.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2004, as filed with the SEC, including the consolidated financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Assistant Secretary, Aksys, Ltd., Two Marriott Drive, Lincolnshire, Illinois 60069.

OTHER MATTERS

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, facsimile or other electronic means. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

As of the date of this Proxy Statement, the Board and management do not intend to present, nor do they know of any others who intend to present, any matters at the Annual Meeting other than those disclosed in the notice of the meeting. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted by the person or persons entitled to vote the shares represented by such proxies on any such other matter in accordance with their best judgment.

By Order of the Board of Directors

William C. Dow
President and Chief Executive Officer
April 5, 2005

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE THE ENCLOSED PROXY.

AKSYS, LTD.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William C. Dow, proxy and attorney-in-fact of the undersigned, with full power of substitution, to vote all of the shars of Aksys, Ltd., a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the company to be held at the Marriott Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois on Thursday, May 19, 2005 at 2:00 p.m. local time, or at any adjournments or postponements thereof, as set forth on the voting side of this card and in the Notice and Proxy Statement of said meeting.

Election of All Nominees for Class III		(change of address / comments)
Directors
Listed Hereon

Nominees:	Alan R. Meyer
Bernard R. Tresnowski

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

☒                           Please mark your votes as in this example.

This proxy, when properly executed, will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Class III Directors.

I Will Attend the Annual Meeting

Change of Address / Comments on Reverse Side

1.                                       Election of Directors. (see reverse)

FOR

WITHHELD

For all nominees listed hereon, except vote withheld for the following nominee(s):

2.                                       In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements hereof.

This proxy should be dated, signed by the stockholder exactly as the stockholder’s name appears hereon and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature(s)	Date